Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 21, 2005) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the third quarter and the nine-month period ended September 30, 2005. Net income for the third quarter ended September 30, 2005, was $1,021,000, or $0.28 per share diluted, compared with net income of $1,065,000, or $0.29 per share diluted, for the third quarter in 2004. Net income for the nine months ended September 30, 2005, was $3,079,000, or $0.84 per share diluted, compared with net income of $3,053,000, or $0.83 per share diluted, for the nine months ended September 30, 2004.

Commenting on the third quarter results, John E. Peck, president and chief executive officer, said, “The Company’s year to date net income remained relatively unchanged as compared to the same period last year despite a difficult interest rate environment. The small decline in the Company’s third quarter 2005 net income is largely the result of a reduced amount of gains on the sale of investments. The Company continues to see an improvement in non-interest income from service charges on loans and deposits. The Company’s commercial loan demand remains strong and we anticipate meeting our goal for loan growth by the end of October 2005.

“In addition, at September 30, 2005, total assets increased to $616.7 million compared with $579.7 million at December 31, 2004, deposits increased to $469.7 million compared with $436.1 million at December 31, 2004, while net loans increased to $373.6 million compared with $356.8 million at December 31, 2004.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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HFBC Announces Second Quarter Results

October 21, 2005

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Earnings Summary
Interest income on loans	$5,634	$4,842	$15,823	$14,375
Interest income on taxable investments	1,772	1,663	4,957	4,497
Interest income on non taxable investments	147	258	517	758
Interest income on time deposits	63	6	80	15

Total interest income	7,616	6,769	21,377	19,645

Interest expense on deposits	3,157	2,420	8,425	7,205
Interest on subordinated debentures	174	119	507	330
Interest expense on borrowed funds	686	623	2,067	1,634

Total interest expense	4,017	3,162	10,999	9,169

Net interest income	3,599	3,607	10,378	10,476
Provision for loan losses	300	300	900	900

Net interest income after provision For loan losses	3,299	3,307	9,478	9,576

Non-interest income:
Gain on sale of assets	—	—	4	—
Gain on sale of investments	16	125	379	300
Gain on sale of loans	45	14	110	70
Service charges	659	493	2,054	1,393
Other	250	214	702	578

Total non-interest income	970	846	3,249	2,341

Non-interest expense:
Salaries and benefits	1,491	1,340	4,371	3,868
Intangible amortization	94	95	284	305
Occupancy expense	236	187	720	531
Data processing	302	229	821	646
State deposit taxes	125	117	354	338
Loss on sale of fixed assets	—	—	—	7
Other operating expenses	550	609	1,768	1,672

Total non-interest expense	2,798	2,577	8,318	7,367

Net income before income taxes	1,471	1,576	4,409	4,550
Federal income tax expense	450	511	1,330	1,497

Net income	$1,021	$1,065	$3,079	$3,053

Earnings per share - basic	$0.28	$0.29	$0.85	$0.84
Earnings per share - diluted	$0.28	$0.29	$0.84	$0.83
Dividend per share	$0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding – Basic	3,647,917	3,638,152	3,642,667	3,633,379

Weighted average shares outstanding – Diluted	3,672,394	3,665,525	3,668,724	3,662,276

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HFBC Announces Second Quarter Results

October 21, 2005

	As of
	September 30, 2005	December 31, 2004
Total assets	$616,665	$579,731
Loans receivable, gross	377,455	360,098
Securities available for sale	176,708	155,166
Required investment in FHLB stock	3,166	3,015
Securities held to maturity	18,237	22,768
Allowance for loan losses	3,817	3,273
Total deposits	469,694	436,195
Total borrowings	93,883	91,629
Stockholders’ equity	49,976	49,373
Book value	$13.70	$13.58
Allowance for loan loss / Gross loans	1.01%	0.91%
Non performing assets / Total assets	0.23%	0.13%
Non accrual or 90 days past due / Total loans	0.34%	0.18%

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